Exhibit 99.1

QuickLogic Reports Third Quarter Fiscal 2023 Results Including Record Non-GAAP Net Income

SAN JOSE, Calif. – November 14, 2023 - QuickLogic Corporation (NASDAQ: QUIK) (“QuickLogic” or the “Company”), a developer of embedded FPGA (eFPGA) IP, ruggedized FPGAs and Endpoint AI solutions, today announced its financial results for the fiscal third quarter ended October 1, 2023.

Recent Highlights

•	Reports GAAP net income of $1.2 million and record non-GAAP net income of $1.8 million
•

Significant contribution from the $15 million second phase of the large government contract for the Strategic Radiation Hardened FPGA Technology contributed to 93% year over year increase in third quarter revenue

•	Sales funnel grew to a record $162 million
•	Accelerated conversions from funnel opportunities contributed to new bookings during the third quarter
•

Served available market expanded with growing opportunities on additional cores (first 12nm eFPGA IP core was completed this quarter) and nodes and collaborations for chiplet designs driven by the strength of our technology and Australis IP generator

•	Top tier microcontroller company has launched a private label version of SensiML AI/ML solutions across its broad product line with initial revenues expected in the fourth quarter

“With phase two of the large eFPGA contract contributing to revenues and new bookings generated from our growing sales funnel, we reaffirm full year revenue growth of 30% as well as full year non-GAAP profitability for 2023,” said Brian Faith, CEO of QuickLogic.

Fiscal Third Quarter 2023 Financial Results

Total revenue for the third quarter of fiscal 2023 was $6.7 million, an increase of 128.2% compared with the second quarter of 2023, and an increase of 92.7% compared with the third quarter of 2022.

New product revenue was approximately $6.1 million in the third quarter of 2023, an increase of $3.9 million, or 173%, compared with the second quarter of 2023, and an increase of $3.8 million, or 171%, compared with the third quarter of 2022. The increase in new product revenue from the same period a year ago was primarily due to higher eFPGA IP license and professional services revenue due to the start of the next phase of the large eFPGA contract partially offset by a reduction in smart connectivity and sensor product revenues.

Mature product revenue was $0.6 million in the third quarter of 2023, a decrease of $0.1 million, or 17.3%, compared with the second quarter of 2023. Mature product revenue in the third quarter of 2023 decreased 52.9% compared to the third quarter of 2022.

Third quarter 2023 GAAP gross margin was 76.9% compared with 41.2% in the second quarter of 2023, and 48.5% in the third quarter of 2022.

Third quarter 2023 non-GAAP gross margin was 78.0% compared with 44.2% in the second quarter of 2023, and 49.8% in the third quarter of 2022.

Third quarter 2023 GAAP operating expenses were $3.8 million compared with $3.4 million in the second quarter of 2023, and $2.9 million in the third quarter of 2022.

Third quarter 2023 non-GAAP operating expenses were $3.3 million compared with $2.9 million in the second quarter of 2023, and $2.5 million in the third quarter of 2022.

Third quarter 2023 GAAP net income was $1.2 million, or $0.09 per basic share, or $0.08 per diluted share, compared with a net loss of $2.3 million, or $0.17 per basic and diluted share, in the second quarter of 2023, and a net loss of $1.3 million, or $0.11 per basic and diluted share, in the third quarter of 2022.

Third quarter 2023 non-GAAP net income was $1.8 million, or $0.13 per basic and diluted share, compared with a net loss of $1.7 million, or $0.12 per basic and diluted share, in the second quarter of 2023, and a net loss of $0.9 million, or $0.07 per basic and diluted share, in the third quarter of 2022.

Conference Call

QuickLogic will hold a conference call at 2:30 p.m. Pacific Time / 5:30 p.m. Eastern Time today, November 14, 2023, to discuss its current financial results. The conference call will be webcast on QuickLogic’s IR Site Events Page at https://ir.quicklogic.com/ir-calendar. To join the live conference, you may dial (877) 407-0792 and international participants should dial (201) 689-8263 by 2:20 p.m. Pacific Time. No Passcode is needed to join the conference call. A recording of the call will be available approximately one hour after completion. To access the recording, please call (412) 317-6671 and reference the passcode 13742145.

The call recording, which can be accessed by phone, will be archived through November 21, 2023, and the webcast will be available for 12 months on the Company's website.

About QuickLogic

QuickLogic is a fabless semiconductor company that develops innovative embedded FPGA (eFPGA) IP, discrete FPGAs, and FPGA SoCs for a variety of industrial, aerospace and defense, edge and endpoint AI, consumer, and computing applications. Our wholly owned subsidiary, SensiML Corporation, completes the end-to-end solution portfolio with AI / ML software that accelerates AI at the edge/endpoint. For more information, visit www.quicklogic.com.

QuickLogic uses its website (www.quicklogic.com), the company blog (https://www.quicklogic.com/blog/), corporate Twitter account (@QuickLogic_Corp), Facebook page (https://www.facebook.com/QuickLogic), and LinkedIn page (https://www.linkedin.com/company/13512/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and QuickLogic may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the Company’s website and its social media accounts in addition to following the Company’s press releases, SEC filings, public conference calls, and webcasts.

Non-GAAP Financial Measures

QuickLogic reports financial information in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP, but believes that non-GAAP financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the Company excludes certain charges related to stock-based compensation, in calculating non-GAAP (i) loss from operations, (ii) net loss, (iii) net loss per share, and (iv) gross margin percentage. The Company provides this non-GAAP information to enable investors to evaluate its operating results in a manner like how the Company analyzes its operating results and to provide consistency and comparability with similar companies in the Company’s industry.

Management uses the non-GAAP measures, which exclude gains, losses and other charges that are considered by management to be outside of the Company’s core operating results, internally to evaluate its operating performance against results in prior periods and its operating plans and forecasts. In addition, the non-GAAP measures are used to plan for the Company’s future periods and serve as a basis for the allocation of the Company's resources, management of operations and the measurement of profit-dependent cash and equity compensation paid to employees and executive officers.

Investors should note, however, that the non-GAAP financial measures used by QuickLogic may not be the same non-GAAP financial measures and may not be calculated in the same manner as that of other companies. QuickLogic does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with U.S. GAAP. A reconciliation of U.S. GAAP financial measures to non-GAAP financial measures is included in the financial statements portion of this press release. Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliation of non-GAAP financial measures with their most directly comparable U.S. GAAP financial measures.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, expectations regarding our future business, and actual results may differ due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition by competitors; our ability to hire and retain qualified personnel; our ability to capitalize on synergies with our subsidiary SensiML Corporation; changes in product demand or supply; general economic conditions; political events, international trade disputes, natural disasters and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; the unpredictable and ongoing impact of the effects from the COVID-19 pandemic; and changes in tax rates and exposure to additional tax liabilities. These and other potential factors and uncertainties that could cause actual results to differ materially from the results contemplated or implied are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://ir.quicklogic.com/, and on the SEC website at www.sec.gov/. In addition, please note that the date of this press release is November 14, 2023, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We are not obliged to update these statements due to latest information or future events.

QuickLogic and logo are registered trademarks of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Company Contact

Elias Nader

Chief Financial Officer

(408) 990-4000

ir@quicklogic.com

IR Contact

Alison Ziegler

Darrow Associates, Inc.
(201) 220-2678
ir@quicklogic.com

CODE: QUIK-E

 –Tables Follow –

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	October 1, 2023	October 2, 2022	July 2, 2023	October 1, 2023	October 2, 2022
Revenue	$6,665	$3,459	$2,921	$13,719	$12,096
Cost of revenue	1,537	1,781	1,718	4,998	5,413
Gross profit	5,128	1,678	1,203	8,721	6,683
Operating expenses:
Research and development	1,933	1,018	1,505	5,067	3,541
Selling, general and administrative	1,915	1,900	1,924	5,700	6,018
Total operating expense	3,848	2,918	3,429	10,767	9,559
Operating income (loss)	1,280	(1,240)	(2,226)	(2,046)	(2,876)
Interest expense	(48)	(44)	(50)	(156)	(98)
Interest and other (expense) income, net	(36)	(60)	—	(99)	(42)
Income (loss) before income taxes	1,196	(1,344)	(2,276)	(2,301)	(3,016)
Provision for (benefit from) income taxes	4	3	(7)	4	19
Net income (loss)	$1,192	$(1,347)	$(2,269)	$(2,305)	$(3,035)
Net income (loss) per share:
Basic EPS	$0.09	$(0.11)	$(0.17)	$(0.17)	$(0.24)
Diluted EPS	$0.08	$(0.11)	$(0.17)	$(0.17)	$(0.24)
Weighted average shares outstanding:
Basic	13,859	12,664	13,709	13,377	12,401
Diluted	14,131	12,664	13,709	13,377	12,401

Note: Net income (loss) equals to comprehensive income (loss) for all periods presented.

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	October 1, 2023	January 1, 2023
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$18,625	$19,201
Accounts receivable, net of allowance for doubtful accounts of $16 and $18, as of October 1, 2023 and January 1, 2023, respectively	481	2,689
Contract assets	4,015	1,987
Note receivable	1,186	—
Inventories	2,030	2,493
Prepaid expenses and other current assets	1,726	1,570
Total current assets	28,063	27,940
Property and equipment, net	4,547	465
Capitalized internal-use software, net	1,666	1,514
Right of use assets, net	1,082	1,397
Intangible assets, net	564	645
Non-marketable equity investment	300	300
Goodwill	185	185
Other assets	142	140
TOTAL ASSETS	$36,549	$32,586
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$15,000	$15,000
Trade payables	3,851	2,391
Accrued liabilities	2,047	1,509
Deferred revenue	333	272
Lease liabilities, current	821	850
Total current liabilities	22,052	20,022
Long-term liabilities:
Lease liabilities, non-current	284	544
Other long-term liabilities	173	125
Total liabilities	22,509	20,691
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 authorized; 13,906 and 13,202 shares issued and outstanding as of October 1, 2023 and January 1, 2023, respectively	14	13
Additional paid-in capital	321,623	317,174
Accumulated deficit	(307,597)	(305,292)
Total stockholders’ equity	14,040	11,895
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,549	$32,586

QUICKLOGIC CORPORATION

SUPPLEMENTAL RECONCILIATIONS OF US GAAP AND NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended			Nine Months Ended
	October 1, 2023	October 2, 2022	July 2, 2023	October 1, 2023	October 2, 2022
US GAAP income (loss) from operations	$1,280	$(1,240)	$(2,226)	$(2,046)	$(2,876)
Adjustment for stock-based compensation within:
Cost of revenue	73	44	88	239	217
Research and development	171	149	158	513	325
Selling, general and administrative	372	294	340	1,165	805
Non-GAAP income (loss) from operations	$1,896	$(753)	$(1,640)	$(129)	$(1,529)
US GAAP net income (loss)	$1,192	$(1,347)	$(2,269)	$(2,305)	$(3,035)
Adjustment for stock-based compensation within:
Cost of revenue	73	44	88	239	217
Research and development	171	149	158	513	325
Selling, general and administrative	372	294	340	1,165	805
Non-GAAP net income (loss)	$1,808	$(860)	$(1,683)	$(388)	$(1,688)
US GAAP net income (loss) per share, basic	$0.09	$(0.11)	$(0.17)	$(0.17)	$(0.24)
Adjustment for stock-based compensation	0.04	0.04	0.05	0.14	0.10
Non-GAAP net income (loss) per share, basic	$0.13	$(0.07)	$(0.12)	$(0.03)	$(0.14)
US GAAP net income (loss) per share, diluted	$0.08	$(0.11)	$(0.17)	$(0.17)	$(0.24)
Adjustment for stock-based compensation	0.05	0.04	0.05	0.14	0.10
Non-GAAP net income (loss) per share, diluted	$0.13	$(0.07)	$(0.12)	$(0.03)	$(0.14)
US GAAP gross margin percentage	76.9%	48.5%	41.2%	63.6%	55.2%
Adjustment for stock-based compensation included in cost of revenue	1.1%	1.3%	3.0%	1.7%	1.8%
Non-GAAP gross margin percentage	78.0%	49.8%	44.2%	65.3%	57.0%

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

	Percentage of Revenue			Change in Revenue
	Q3 2023	Q3 2022	Q2 2023	Q3 2023 to Q3 2022	Q3 2023 to Q2 2023
COMPOSITION OF REVENUE
Revenue by product: (1)
New products	91%	65%	76%	171%	173%
Mature products	9%	35%	24%	(53)%	(17)%
Revenue by geography:
Asia Pacific	6%	23%	16%	(53)%	(19)%
North America	91%	69%	81%	153%	155%
Europe	3%	8%	3%	(15)%	156%

_____________________

(1)

New products include all products manufactured on 180 nanometer or smaller semiconductor processes, eFPGA IP intellectual property, professional services, and QuickAI and SensiML AI software as a service (SaaS) revenue. Mature products include all products produced on semiconductor processes larger than 180 nanometer and includes related royalty revenue.